Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Northern Oil and Gas, Inc., of our report dated September 12, 2018, included in Northern Oil and Gas, Inc.’s Current Report on Form 8-K/A dated October 23, 2018, relating to the statement of revenues and direct operating expenses of certain properties from Pivotal Williston Basin, LP and Pivotal Williston Basin II, LP, acquired by Northern Oil and Gas, Inc. for the year ended December 31, 2017.

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

October 23, 2018